EXHIBIT 14.1

PLX TECHNOLOGY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of PLX Technology, Inc. (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting to the appropriate person of violations of this Code; and
•	accountability for adherence to this Code.

The Company established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the PLX Technology, Inc. Compliance Team (the “Compliance Team”), or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to Robert H. Smith in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Chief Compliance Officer. Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Chief Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Company’s Board of Directors and waivers relating to executive officers and directors must be promptly disclosed to stockholders. All other waivers may be granted by the Chief Compliance Officer, or such officer’s designee. Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to stockholders.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with Robert H. Smith.

BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Company policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

The Company also has a “trading window “policy that applies to the Company’s directors and executive officers.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Compliance Officer or the Company’s Compliance Team. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns and are expected to promptly report any concerns brought to their attention in their supervisory capacity to the Company’s Compliance Team. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to a member of the Compliance Team. The names and contact information for the members of the Compliance Team are set out below. Directors are encouraged to discuss any issues or concerns with Robert H. Smith.

If you have concerns relating to the Company’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Company’s Audit Committee of the Directors at 870 Maude Avenue, Sunnyvale, CA, 94085. Employees may also report violations through the Ethics@plx intranet site, which contains an anonymous reporting capability. Any employee can report suspected violations of the Code of Business Conduct and Ethics without fear of reprisal or retaliation.

When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•	provides information or assists in an investigation relating regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or
•	files, testifies participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees. For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;
•	violations of SEC rules or regulations; or
•	violations of any federal law relating to fraud against stockholders.

COMPLIANCE TEAM CONTACTS:

Rafael Torres
Chief Financial Officer and Chief Compliance Officer
PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, CA 94085
408-328-3555
rtorres@plxtech.com

Robert H. Smith
Director
PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, CA 94085
rsmithsprint25@earthlink.net

    This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

        This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at: www.plxtech.com.